Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Amendment No. 1 to Form S-4 of First National Bankshares of Florida, Inc. of our report dated January 14, 2004 (except for Note 23 as to which the date of March 19, 2004) relating to the financial statements of Southern Community Bancorp, which appears in Southern Community Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2003. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Hacker, Johnson & Smith PA

HACKER, JOHNSON & SMITH PA

Tampa, Florida

July 15, 2004